UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CommonWealth REIT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 11, 2014, CommonWealth REIT issued the following press release:

* * * * *

FOR IMMEDIATE RELEASE

CommonWealth REIT Reacts to Recent Announcement by Related/Corvex

Newton, MA (February 11, 2014): CommonWealth REIT (NYSE: CWH) responded to the announcement that Sam Zell and David Helfand have been enlisted by Related Fund Management LLC and Corvex Management LP (“Related/Corvex”).   Adam Portnoy, President and Managing Trustee of CWH, said:

“The announcement by Related/Corvex that Mr. Zell may serve as Chairman and Mr. Helfand may serve as CEO of CWH is an obvious attempt to divert shareholder attention from Related’s abysmal historical track record of operating public real estate companies.  I am surprised that Mr. Zell and Mr. Helfand have joined the efforts by Related/Corvex in their pursuit of full control of CWH without first approaching CWH to fully understand the Company’s business plan and the Board’s commitment to governance enhancements.  The track record of Related’s principals when they have controlled publicly owned real estate companies is certainly not in keeping with the public company governance principles that Mr. Zell has espoused.  I also hope that Messrs. Zell and Helfand will be more transparent than Related/Corvex have been to date about agreements and understandings that may affect CWH, including those concerning possible future compensation from CWH and their reported option agreement to purchase $90 million of CWH common shares from Related/Corvex.”

“Although Corvex/Related have identified a handpicked slate of Trustees that will implement their plan to take control of CWH without paying other shareholders a premium, CWH shareholders should be aware that there is not a Trustee election taking place at this time.  Related/Corvex are acting as though they can disregard the processes intended to ensure that all CWH shareholders have a voice.”

CommonWealth REIT is a real estate investment trust that primarily owns office properties in central business district locations throughout the U.S.  CWH is headquartered in Newton, MA.

ADDITIONAL INFORMATION REGARDING THE CONSENT SOLICITATION

CWH, its Trustees and certain of its executive officers, and Reit Management & Research LLC and certain of its directors, officers and employees may be deemed to be participants in the solicitation of consent revocations from shareholders in connection with the solicitation being conducted by Related/Corvex. On January 29, 2014, CWH filed a definitive consent revocation statement with the SEC in response to the Related/Corvex solicitation and has mailed the definitive consent revocation statement and form of WHITE consent revocation card to each shareholder. SHAREHOLDERS ARE URGED TO READ THE CONSENT REVOCATION STATEMENT FILED WITH THE SEC, AND ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY OTHER RELEVANT DOCUMENTS THAT CWH MAY FILE WITH

THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of the potential participants and their direct or indirect interests, by share holdings or otherwise, is set forth in the definitive consent revocation statement filed by CWH with the SEC in connection with the solicitation of revocations of consents.

Shareholders may obtain free of charge copies of the definitive consent revocation statement and any other documents filed by CWH with the SEC in connection with the Related/Corvex solicitation at the SEC’s website (http://sec.gov), at CWH’s website (http://cwhreit.com) or by requesting these materials from Timothy Bonang, by phone at (617) 796-8222, or by mail at Two Newton Place, 255 Washington Street, Newton, MA 02458 or by requesting materials from the firm assisting CWH in the solicitation of consent revocations, Morrow & Co., LLC, toll free at (800) 276-3011 (banks and brokers call collect at (203) 658-9400).

Contacts

Media:

Joele Frank Wilkinson Brimmer Katcher

Andrew Siegel/Jonathan Keehner

212-355-4449

or

Investor:

CommonWealth REIT

Timothy Bonang, Vice President, Investor Relations

Jason Fredette, Director, Investor Relations

617-796-8222

www.cwhreit.com